UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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IRIS INTERNATIONAL, INC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IRIS INTERNATIONAL, INC.

9172 Eton Avenue

Chatsworth, California 91311

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, May 22, 2009

To the Stockholders of IRIS International, Inc.:

The 2009 Annual Meeting of Stockholders of IRIS International, Inc. will be held at IRIS International’s corporate headquarters, located at 9172 Eton Avenue, Chatsworth, California on Friday, May 22, 2009 at 10:00 a.m. Pacific Time, for the following purposes:

1.	To elect seven (7) Directors to hold office until the 2010 annual meeting or until their successors are elected and qualified;

2.	To ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009;

3.	To approve an amendment to the IRIS International, Inc. 2007 Stock Incentive Plan to increase the maximum number of shares of common stock that may be issued pursuant to awards granted thereunder from 1,750,000 to 3,300,000 shares;

4.	To approve an amendment to the IRIS International, Inc. 2007 Stock Incentive Plan to increase the maximum number of shares of common stock that may be issued pursuant to incentive stock options granted thereunder from 1,750,000 to 3,300,000 shares; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 10, 2009, as the record date for determination of stockholders entitled to notice of, and to vote at, the meeting and any of its adjournments or postponements.

You are cordially invited to attend the Annual Meeting in person. However, you must be a stockholder of record at the close of business on April 10, 2009 to vote at the meeting. If your shares are held in street name, you must obtain a Proxy, executed in your favor, from the holder of record in order to be able to vote at the Annual Meeting. Regardless of whether or not you will attend, please mark, date, sign and return the enclosed proxy.

By Order of the Board of Directors

César M. García

Chairman of the Board

THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON

FORM 10-K ARE AVAILABLE AT WWW.PROIRIS.COM

April 13, 2009

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE STAMPED RETURN ENVELOPE PROVIDED. YOUR PROMPT RETURN OF THE PROXY WILL HELP AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.

THE ANNUAL MEETING IS ON MAY 22, 2009

PLEASE RETURN YOUR PROXY IN TIME

IRIS INTERNATIONAL, INC.

9172 Eton Avenue

Chatsworth, California 91311

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, May 22, 2009

GENERAL INFORMATION AND VOTING RIGHTS

This proxy statement (the “Proxy Statement”) and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of IRIS International, Inc., a Delaware corporation, for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at IRIS’ corporate headquarters, located at 9172 Eton Avenue, Chatsworth, California on Friday, May 22, 2009 at 10:00 a.m. Pacific Time, and any adjournments or postponements thereof. Enclosed with this Proxy Statement is a copy of our Annual Report, which includes our Form 10-K (without exhibits), for the fiscal year ended December 31, 2008. However, the Annual Report is not intended be a part of this Proxy Statement or a solicitation of proxies. We anticipate that the Proxy Statement and enclosed proxy will first be mailed or given to its stockholders on or about April 29, 2009.

Your vote is important. If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All stockholders can vote by written proxy card. Your submitting the enclosed proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in street name, you must obtain a proxy, executed in your favor, from the holder of record in order to be able to vote at the meeting. If you are a stockholder of record, you may revoke your proxy at any time before the meeting either by filing with the Corporate Secretary of IRIS, at our principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote your shares in person. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Only holders of record of our common stock at the close of business on April 10, 2009 will be entitled to vote at the Annual Meeting on the proposals described in this Proxy Statement. On that date, there were 17,900,743 shares of common stock outstanding. Each holder of record is entitled to one vote for each share of common stock held on all matters to come before the meeting. Stockholders may not cumulate votes in the election of directors.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the nominees of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on these matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

The seven nominees for election as directors who receive the most votes “for” election will be elected. Approval of the amendments to our 2007 Stock Incentive Plan and ratification of the appointment of our independent registered public accounting firm each will require an affirmative vote of the majority of the shares of common stock present or represented at the annual meeting with respect to such proposal.

The presence, in person or by proxy, of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes on a proposal are not counted or deemed present or represented for determining whether stockholders have approved that proposal. Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain “non-routine” matters, such as approval of the amendments to our 2007 Stock Incentive Plan and, therefore, is barred by the rules of the applicable securities exchange from exercising discretionary authority to vote those securities. Brokers may vote their clients’ shares on routine matters, such as the election of directors and the ratification of our independent registered public accounting firm.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Bylaws state that the Board of Directors shall consist of seven members, which number may be changed from time to time by resolution of the Board of the Board of Directors. The number of Board members currently is set at eight, and currently there are eight Board members. The size of our Board and the number of directors serving on our Board will be reduced to seven immediately prior to the Annual Meeting.

At the recommendation of the Compensation and Nominating Committee, the Board of Directors proposes the election of the following nominees as directors, all of whom currently serve on the Board of Directors:

Thomas H. Adams, Ph.D.

Steven M. Besbeck

César M. García

Michael D. Matte

Richard G. Nadeau, Ph.D.

Edward F. Voboril

Stephen E. Wasserman

Richard H. Williams, a director of the Company since 2003, decided not to stand for re-election as a director at the Annual Meeting and will cease to serve as a director effective immediately prior to the Annual Meeting.

Each of the directors elected at the Annual Meeting will serve until the Annual Meeting of Stockholders to be held in 2010 or until such director’s successor has been duly elected and qualified or until such director ceases to serve as a director.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies will be voted for such other nominee(s) as shall be designated by the then current Board of Directors to fill any vacancy. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

The principal occupation and certain other information about the nominees and our executive officers are set forth on the following pages.

The Board of Directors and Compensation and Nominating Committee Unanimously

Recommend a Vote “FOR” the Election of the Nominees Listed Above.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to directors, nominees, and other executive officers of IRIS International, Inc. as of April 10, 2009:

Name	Age	Position with IRIS
Directors and Nominees:
Thomas H. Adams, Ph.D.	66	Chief Technology Officer and Director
Steven M. Besbeck	61	Director
César M. García	56	Chief Executive Officer, President and Chairman of the Board
Michael D. Matte	50	Director
Richard G. Nadeau, Ph.D.	73	Director
Edward F. Voboril	66	Lead Director
Stephen E. Wasserman	62	Director

Retired Director:
Richard H. Williams	72	Director

Other Executive Officers:
Peter L. Donato	39	Corporate Vice President, Chief Financial Officer and Secretary
Robert A. Mello	55	Corporate Vice President and President, Iris Sample Processing
Thomas E. Warekois	55	Corporate Vice President and President, Diagnostics Business Unit
John U. Yi	48	Corporate Vice President, Operations

Board of Directors and Nominees

Thomas H. Adams, Ph.D has served as a director since June 2005, and as Chief Technology Officer of IRIS since April 2006 and Head of Iris Molecular Diagnostics. Dr. Adams served as Chairman and Chief Executive Officer of Leucadia Technologies, a privately held medical-device company, from 1998 to April 2006, when Leucadia was acquired by us. In 1989, Dr. Adams founded Genta, Inc., a publicly held biotechnology company in the field of antisense technology, and served as its Chief Executive Officer until 1997. Dr. Adams founded Gen-Probe, Inc. in 1984 and served as its Chief Executive Officer and Chairman until its acquisition by Chugai Biopharmaceuticals, Inc. in 1989. Before founding Gen-Probe, Dr. Adams held management positions at Hybritech, Technicon Instruments and the Hyland Division of Baxter Travenol. He has significant public-company experience serving as a director of Biosite Diagnostics, Inc., a publicly held medical research firm, from 1989 to 1998 and as a director of Invitrogen, a publicly held company that develops, manufactures and markets research tools and products, from 2000 to 2002. Dr. Adams currently serves as a director of La Jolla Pharmaceutical Co. (NASDAQ: LJPC), a publicly held company that develops and markets novel therapeutics for antibody-mediated autoimmune diseases. Dr. Adams holds a Ph.D. in Biochemistry from the University of California, at Riverside.

Steven M. Besbeck has served as a director since 1990. From 1983 to November 2007, Mr. Besbeck served as President, Chief Executive Officer of Aspyra, Inc. Aspyra, a publicly traded company (AMEX: APY), which designs, develops, services and markets clinical and diagnostic information systems for laboratory, pharmacy and radiology departments in hospitals, clinics and other healthcare providers. Prior to that, Mr. Besbeck was a director, President and Chief Executive Officer of American Cytogenetics, Inc., a provider of specialty clinical laboratory services from 1975 through 1983. Mr. Besbeck holds a B.S. in Finance from California State University, Long Beach.

César M. García has been a Director since November 2003 and Chairman of the Board since November 2007. He joined IRIS in January 2002 as our Executive Vice President and was appointed President in June 2003 and Chief Executive Officer in November 2003. Mr. García has over 30 years of experience in design, manufacturing and commercialization of medical devices. From 1998 through 2001, Mr. García was Sr. Vice President, Operations and Program Management for Cytometrics Inc., an early stage manufacturer of non-invasive, photonics-based medical devices. From 1994 to 1998, he was Vice President of Operations and Engineering at Datascope Corp., manufacturer of medical devices for interventional cardiology, anesthesiology and critical care monitoring. From 1974 to 1994, Mr. García worked with Bayer Diagnostics (now Siemens Healthcare Diagnostics) assuming positions of increased responsibility including General Manager of Technicon Electronics Corp., a subsidiary of Bayer USA and Director of Worldwide Hematology Manufacturing and Cellular Diagnostics Research and Development. Mr. García earned his B.S. in Industrial Engineering (Cum Laude) at the University of Puerto Rico and received an Advanced Management Certificate from Pace University.

Michael D. Matte has served as a director since January 2004. Mr. Matte currently is Executive Vice President and Chief Financial Officer of Quepasa Corporation (NASDAQ: QPSA), the owner of QuePasa.com, one of the world’s largest bi-cultural, Latino online communities, a position he has held since October 2007. Mr. Matte served on the board of directors of QuePasa Corporation from July 2006 until October 2007. From 2001 to January 2006, Mr. Matte served as Cyberguard Corporation’s Chief Financial Officer, which company was sold in January 2006. From 1981 to 1992, Mr. Matte was employed by Price Waterhouse as a senior audit manager. From 1992 to 1998, he served as Chief Financial Officer for InTime Systems International, and from 1998 to 2001, he served as Chief Financial Officer for AmeriJet International. Mr. Matte is a Certified Public Accountant and holds a B.S. in Accounting from Florida State University.

Richard G. Nadeau, Ph.D has served as a director since January 1999. He is Founder and Chairman of Vistair Ventures, a company he founded in 1984 that funds small businesses during their seed phase primarily in the high technology fields. Concurrently, Dr. Nadeau held senior positions with various IVD equipment companies, including Chairman and Chief Executive Officer of Cytometrics, Inc., and President and Chief Executive Officer of EM Diagnostic Systems, Inc. Prior to that, he held senior level positions with Technicon Instrument Corporation, including President of their North America Group and Chief Technical Officer. Prior to joining Technicon in 1980, he was President of Ortho Diagnostics, Inc., a subsidiary of Johnson & Johnson, Inc., and Worldwide Marketing Manager for the Automatic Clinical Analysis Division of E.I. DuPont de Nemours & Co. Dr. Nadeau is a former President of the National Committee for Clinical Laboratory Standards (NCCLS) and former Board Member of the European Committee for Clinical Laboratory Standards. Dr. Nadeau is a Fellow in the National Academy of Clinical Biochemistry. He earned his Ph.D. in Biochemistry at West Virginia University.

Edward F. Voboril has served as a director since July 2008 and was appointed Lead Director in March 2009. Mr. Voboril currently serves as the Chairman of the Board of Analogic Corporation (NASDAQ: ALOG) and serves on its audit and nominating and corporate governance committees. He has served on ALOG’s board of directors since 1990. Mr. Voboril previously served as the Chairman of the Board of Directors of Greatbatch, Inc. (NYSE: GB), developer, designer, and manufacture of critical components for implantable medical devices, from 1997 until his retirement in January 2008. He also served as GB’s President and Chief Executive Officer from 1990 to August 2006. Prior to this, he served as Vice President and General Manager of the Biomedical Division of PPG Industries and held senior executive positions in the medical businesses of Honeywell, General Electric, Syntex and Litton Industries. In addition, from 1995 to 1998, he was President of the Health Care Industries Association (HCIA), a non-for-profit trade association and networking support organization in Western New York that provides professional services for healthcare industries and institutions. Mr. Voboril is presently an adjunct professor of engineering and chairman of ‘NUvention’ at the Center for Entrepreneurship and Innovation at Northwestern University, and also serves on the manufacturing council of the United States Department of Commerce. He holds a Bachelor of Science degree in Industrial Engineering from Northwestern University and an MBA from Harvard University where he was a Baker Scholar.

Stephen E. Wasserman has served as a director since April 2006. Mr. Wasserman is currently a Partner of Wasserman & Assoc., a consulting firm. From 1997 to 2006, Mr. Wasserman was Group Vice

President – Diagnostic Systems Products of Olympus America Inc., subsidiary of Tokyo-based Olympus Corporation. .Prior to Olympus, from 1994 to 1997, Mr. Wasserman was Chief Financial Officer of Datascope Corp. and President, Patient Monitoring Division, a Montvale, New Jersey based manufacturer and distributor of medical devices. From 1989 to 1993, he served as Vice President of NY Blood Center, Inc., and General Manager of its Melville Biologics, Inc. division, a manufacturer of biopharmaceutical products. From 1981 to 1989, Mr. Wasserman held senior management positions with Technicon Instruments Corp. (now part of Siemens Healthcare Diagnostics) in Tarrytown, N.Y., Mr. Wasserman is a Certified Public Accountant and received a BBA from City College of New York, Baruch School of Business.

Retired Director

Richard H. Williams was appointed a director in June 2003 and served as Chairman of the Board from March 2004 to November 2007 and as Lead Director from November 2007 to December 2008. Mr. Williams will not stand for re-election as a director at the Annual Meeting, and will cease to serve as a director effective immediately prior to the Annual Meeting. Mr. Williams, an experienced businessman and entrepreneur, has served as a consultant to emerging growth companies since 1980. In 1994, Mr. Williams became a director and helped structure, finance and take public InTime Systems International, a NASDAQ listed software company, selling human resource payroll products to Fortune 1000 companies. The company was sold to Aris Corporation in July 1998. In 1988, Mr. Williams was appointed Chairman and Chief Executive Officer of Restor Industries, a telecommunications service company that he acquired with a group of investors. After several acquisitions, Restor went public and later divested. Previously, he was Chairman or Chief Executive Officer of several private companies, including an oil and gas exploration company and a telecommunications engineering service company. From 1970 to 1980, he was Vice President of a $100 million consumer product division of Pfizer Inc. Mr. Williams holds a B.S. in Business and Finance from New York University.

Other Executive Officers

Peter L. Donato joined IRIS in August 2007 as our Chief Financial Officer and presently is our Corporate Secretary. Prior to joining IRIS Mr. Donato served as Vice President and Chief Financial Officer for GammaMedica-Ideas, Inc., an early stage manufacturer of medical imaging equipment. From 2003 to 2006, he was Vice President of Finance for the cardiology division of Accellent, Inc., a manufacturer of medical devices for interventional cardiology applications. From 2001 to 2003, Mr. Donato worked for the Scotts-Miracle Gro Company in various divisional controllership roles. From 1994-2000, Mr. Donato assumed positions of increasing financial responsibility in the automotive industry with both General Motors and Honda after beginning his career in public accounting with Ernst and Young. Mr. Donato earned a B.S.B.A. in Accounting at The Ohio State University and a Masters in Business Administration from the University of Akron (Ohio). Mr. Donato is a Certified Public Accountant.

Thomas E. Warekois joined IRIS in March 2007 as our Corporate Vice President and President of the Iris Diagnostics Business Unit. Prior to joining IRIS, Mr. Warekois spent 27 years with the Bayer HealthCare Diagnostics Division (now Siemens Healthcare Diagnostics), based in Tarrytown, N.Y. During his tenure, Mr. Warekois held several senior executive positions including Vice President of the Lab Testing Segment, Marketing and General Manager of Bayer Diagnostics in the Middle East, Eastern Europe and Africa. He also served as Vice President of Hematology Marketing. Mr. Warekois earned a Bachelor’s degree in biology from Hartwick College in Oneonta, N.Y and a Master’s degree in Business Administration from Pace University, New York.

John U. Yi joined IRIS in September 2003 as Vice President of Diagnostics Manufacturing and was promoted to Corporate Vice President of Operations in October 2005. Mr. Yi oversees all manufacturing operations and facilities for the Corporation. Prior to joining IRIS, Mr. Yi held the position of Vice President of Operations with Alcatel Corporation (formerly Xylan) from 1996 through 2002. Prior to him joining Alcatel, he worked for 14 years in the computer and telecommunications industries, where he held middle and senior management positions in manufacturing, supply chain management and program management in companies such as Micropolis, Seagate and TeleVideo. Mr. Yi holds a Bachelor’s degree in Business Administration—Accounting from California State University in Hayward, California.

Robert A. Mello joined IRIS in April 2000 as our Corporate Vice President and President of the IRIS Sample Processing division. Mr. Mello has 34 years of experience in medical device manufacturing, service, marketing and engineering. Prior to joining Iris, from 1988 to April 2000, Mr. Mello was an operations executive with bioMerieux, which designs, manufactures and markets medical instruments and consumables for immunodiagnostic and microbiology laboratories worldwide. Among other positions with bioMerieux, he was Vice President of Operations at their Boston Immunodiagnostics facility and Vice President of Disposables Manufacturing—Clinical Microbiology. Prior to joining bioMerieux, Mr. Mello held senior management positions at Medical & Scientific Designs, an in-vitro diagnostics company where he was on the founding team in 1983 and Ortho Diagnostics Inc., a division of Johnson & Johnson. Mr. Mello holds degrees in both Electrical Engineering and Business Management.

The Board and Board Committees

Board of Directors. A majority of our Board of Directors is comprised of “independent” directors within the meaning of the applicable rules for companies traded on The NASDAQ Global Market (NASDAQ). During 2008, our Board of Directors determined that each of Richard H. Williams, Steven M. Besbeck, Michael D. Matte, Richard G. Nadeau, Ph.D., Edward F. Voboril and Stephen E. Wasserman were independent. Neither Mr. García nor Dr. Adams qualify as independent because they are IRIS employees.

In making its determination, our Board of Directors considered the objective tests and the subjective tests for determining who is an “independent director” under the NASDAQ rules. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing independence under the subjective test, our Board of Directors took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to us and our management. Based on all of the foregoing, as required by NASDAQ rules, our Board of Directors made a subjective determination as to each independent director that no relationships exists which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making its independence determinations, our Board of Directors considered transactions occurring since the beginning of 2005 between IRIS and entities associated with the independent directors or members of their immediate family. All identified transactions that appear to relate to us and a person or entity with a known connection to a director are presented to the Board for consideration. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board’s independence determinations included reviewing the following transactions.

Stephen Wasserman provided financial and management consulting services to IRIS in the fourth quarter of 2006. During 2006, we paid Mr. Wasserman an aggregate of $57,500 for these services. Mr. Wasserman is no longer providing consulting services to the company.

The Board of Directors held 12 general meetings during fiscal 2008. The Board of Directors also acted on four occasions by unanimous written consent during fiscal 2008. Each current director attended at least 75% of all the meetings of the Board of Directors and those committees on which he served in fiscal 2008. The Board of Directors established the position of Lead Director in November 2007, and regularly maintains an audit and corporate governance committee and a compensation and nominating committee, and establishes special committees from time to time to perform specifically delegated functions.

Lead Director. Under the terms of our Corporate Governance Guidelines, our Board of Directors has a Lead Director. Richard H. Williams served as our Lead Director from November 2007 until December 2008, and Edward F. Voboril was appointed Lead Director in March 2009 and presently serves in that position. The Lead Director, in collaboration with our Chairman, is responsible for preparing a list of annual performance objectives for our Board of Directors and supervising performance evaluations of our Board of Directors and its standing committees. The Lead Director facilitates our Chief Executive Officer’s performance evaluation and goal setting process with the “independent” directors. Further, the Lead Director collaborates with the Compensation and Nominating Committee to determine our Chief Executive Officer’s compensation levels and review Chief Executive Officer succession planning. The Lead Director, in collaboration with our Chairman and the Compensation and Nominating Committee, also is responsible for making recommendations to our Chairman regarding committee members and the chairs of our standing committees. Finally, the Lead Director is responsible for ensuring direct communication with our Board of Directors when and if requested by major stockholders and for promoting open communication among all members of our Board of Directors.

Audit and Corporate Governance Committee. Our Board of Directors maintains a standing Audit and Corporate Governance Committee. The Audit and Corporate Governance Committee currently consists of Steven Besbeck, Michael Matte and Ed Voboril, all of whom qualify as “independent” directors within the meaning of the applicable rules for companies traded on The NASDAQ Global Market, or NASDAQ. During 2008, Mr. Williams also served on this committee until December 2008. During 2008, Mr. Besbeck, a certified public accountant, chaired this committee. Our Board of Directors has determined that each of Steven Besbeck, Michael Matte and Ed Voboril is an “audit committee financial expert” as defined in Item 401(h)(2) of Regulation S-K. Our Board of Directors also has determined that each Audit and Corporate Committee member has sufficient knowledge in reading and understanding our financial statements to serve on the Audit and Corporate Committee. The Audit and Corporate Committee reviews the scope and results of quarterly audit reviews and the year-end audit with management and the independent auditors, reviews and discusses the adequacy of our internal controls and recommends to our Board of Directors selection of independent auditors for the coming year. Our Board of Directors has adopted a written charter for the Audit and Corporate Committee.

The Audit and Corporate Governance Committee also reviews and makes recommendations regarding the functioning of our Board of Directors as an entity, recommends corporate governance principles applicable to IRIS and assists the Board of Directors in its reviews of the performance of our Board of Directors and each of its committees. The Audit and Corporate Governance Committee held six meetings and also acted on one occasion by written consent during fiscal 2008.

Compensation and Nominating Committee. The Compensation and Nominating Committee of our Board of Directors is primarily responsible for determining the annual salaries and other compensation of directors and executive officers and administering our equity compensation plans. The Compensation and Nominating Committee currently consists of Dr. Richard G. Nadeau, Michael D. Matte, Stephen E. Wasserman and Richard H. Williams. Mr. Williams will cease to serve on this committee immediately prior to the Annual Meeting. Dr. Nadeau chaired the Compensation and Nominating Committee until June 2008, at which time Mr. Wasserman was appointed Chairman of this committee. In connection with its deliberations, the Compensation and Nominating Committee seeks the views of our Chief Executive Officer with respect to appropriate compensation levels of the other officers and periodically recruits compensation experts to provide independent advice regarding market trends and other competitive considerations. For further discussion of the role of the Compensation and Nominating Committee in determining executive compensation, see the discussion in “Compensation Discussion and Analysis” included elsewhere in this proxy statement.

The Compensation and Nominating Committee also is responsible for considering and approving nominations for candidates for director, including determining the appropriate qualifications and experience required of such candidates, and related matters. The members of the Compensation and Nominating Committee are all independent directors within the meaning of the applicable NASDAQ rules. The Compensation and Nominating Committee operates pursuant to a written charter. Our Compensation and Nominating Committee held four meetings and acted on three occasions by written consent during fiscal 2008.

In carrying out its function to nominate candidates for election to our Board of Directors, the Compensation and Nominating Committee considers the mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of our Board of Directors at that point in time. Our Compensation and Nominating Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully our Board of Director activities, including attendance at, and active participation in, meetings of our Board of Directors, and not have other personal or professional commitments that would, in our Compensation and Nominating Committee’s judgment, interfere with or limit such candidate’s ability to do so. Our Compensation and Nominating Committee has no stated specific, minimum qualifications that must be met by a candidate for a position on our Board of Directors.

In evaluating candidates for certain positions on our Board of Directors, our Compensation and Nominating Committee evaluates additional criteria, including the following: financial or accounting expertise, industry expertise, accomplishment in designing, marketing, manufacturing and distributing medical instruments and other experience relevant to the medical industry and public companies of a size comparable to IRIS; and experience in investment banking, commercial lending or other financing activities. Our Compensation and Nominating Committee also considers previous performance of candidates that are or have been members of our Board of Directors.

Our Compensation and Nominating Committee’s methods for identifying candidates for election to our Board of Directors (other than those proposed by our stockholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources including our executives; individuals personally known to the members of our Board of Directors and other research. Our Compensation and Nominating Committee may also from time to time retain one or more third-party search firms to identify suitable candidates.

Any of our stockholders may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Bylaws. Stockholders who desire the Compensation and Nominating Committee to consider a candidate for nomination as a director at the 2010 annual meeting must submit advance notice of the nomination to our Compensation and Nominating Committee a reasonable time prior to the mailing date of the proxy statement for the 2010 annual meeting. The recommendation should be addressed to our Corporate Secretary.

A stockholder’s notice of a proposed nomination for director to be made at an annual meeting must include the following information:

•	the name and address of the stockholder proposing to make the nomination and of the person or persons to be nominated;

•

a representation that the holder is a stockholder entitled to vote his or her shares at the annual meeting and intends to vote his or her shares in person or by proxy for the person or persons nominated in the notice;

•	a description of all arrangements or understandings between the stockholder(s) supporting the nomination and each nominee;

•	any other information concerning the proposed nominee(s) that we would be required to include in the proxy statement if our Board of Directors made the nomination; and

•	the consent of the nominee(s) to serve as director if elected.

Director Compensation

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. We do not pay management directors for Board service in addition to their regular employee compensation. The Compensation and Nominating Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. Our Board of Directors reviews the Compensation and Nominating Committee’s recommendations and determines the amount and type of director compensation. The Compensation and Nominating Committee can engage the services of outside advisors, experts, and others to assist the committee in determining director compensation.

In February 2008, we engaged the services of Pearl Meyer & Partners, LLC, or PM&P, an executive compensation consulting firm, to provide guidance to us with respect to the compensation of our Board of Directors. PM&P compared the compensation of our Board of Directors relative to a custom peer group of publicly traded companies. The peer group selection criteria consisted of:

•	availability of information;

•	relevant industry group (medical device products/healthcare and scientific/technical equipment)

•	equivalent number of employees, 12 month trailing revenue, 12 month trailing net income, market capitalization and one and three year total stockholder return; and

•	similar business strategy and market profile.

Based on this criteria, PM&P selected the following eleven peer group companies:

Abaxis, Inc.	Natus Medical, Inc.
Aspect Medical Systems, Inc.	OraSure Technologies, Inc.
HealthTronics, Inc.	Possis Medical, Inc.
Immucor, Inc.	Quidel Corp.
Kensey Nash Corp.	Spectranetics Corp.
Luminex Corp.

In addition, PM&P augmented its proxy information survey with preliminary data from the 2007/2008 National Association of Corporate Directors Director Compensation Report. Based on the analysis of the data described above, PM&P concluded that our Board of Directors’ cash compensation was between the market consensus 60th and 75th percentiles and total compensation was below the 50th percentile, and recommended that we increase director compensation over 2007 levels.

Based in part on the work of PM&P, our Compensation and Nominating Committee recommended to our full Board of Directors an increase in director compensation. Our Board of Directors followed the recommendation of the Compensation and Nominating Committee and modified the compensation for directors, effective March 1, 2008, as follows:

•	annual retainer of $42,000;

•	lead director—additional retainer fee of $20,000;

•	committee chairpersons—additional retainer fees of $8,000 for the Audit and Corporate Governance Committee and $4,500 for the Compensation and Nominating Committee;

•	committee membership—additional retainer fees of $10,500 for the Audit and Corporate Governance Committee and $4,500 for the Compensation and Nominating Committee;

•	travel stipend of $1,250 per day, for travel more than four hours, when attending board and committee meetings; and other board related activities;

•

annual equity compensation of $100,000, 25% in the form of restricted stock and 75% in the form of non-qualified stock options with a term of 10 years, which equity vests in equal quarterly installments over a one year period, which equity awards would be made immediately following the Annual Meeting.

In 2008, each equity award to our non-employee directors was made pursuant to the 2007 Stock Incentive Plan. Each stock option award has an exercise price of $16.89 per share and a term of ten years, and each stock option and restricted stock award vests over one year in equal quarterly installments with the first installment vesting on September 13, 2008.

The following table details the total compensation earned by our non-employee directors in 2008.

Director Summary Compensation

Director	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	All other Compensation(2)	Total
Steven M. Besbeck (3)	$59,417	$13,153	$78,468	$2,500	$153,538
Michael D. Matte	$54,500	$13,153	$78,468	$7,500	$153,621
Richard G. Nadeau, Ph.D. (4)	$48,250	$13,153	$78,468	$10,000	$149,871
Edward F. Voboril (5)	$17,500	$23,378	$61,891	—	$102,769
Stephen E. Wasserman (4)	$48,000	$13,153	$78,468	$7,500	$147,121
Richard H. Williams (6)	$78,167	$13,153	$78,468	$2,500	$172,288

(1)	These amounts represent the dollar value recognized for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these option awards and the amounts expensed in 2008 were determined in accordance with FAS 123R. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 6, 2009.
(2)	The amount reflects travel stipend of $1,250 per day, for travel more than four hours, when attending board and committee meetings as follows: (Mr. Besbeck – 2 days), (Mr. Matte – 6 days), (Dr. Nadeau – 8 days), (Mr. Wasserman – 6 days), and (Mr. Williams – 2 days).
(3)	Mr. Besbeck served as Chairman of the Audit and Corporate Governance Committee during 2008.
(4)	Dr. Nadeau served as Chairman of the Compensation and Nominating Committee from January 2008 through June 2008, and Mr. Wasserman served as Chairman of the Compensation and Nominating Committee from June 2008 through December 2008.
(5)	Mr. Voboril joined the Board in July 2008.
(6)	Mr. Williams served as Lead Director during 2008.

Compensation Committee Interlocks and Insider Participation.

During 2008, Richard H. Williams, Michael D. Matte, Richard G. Nadeau and Stephen E. Wasserman served on the Compensation and Nominating Committee. None of these Committee members were officers or employees of IRIS during 2008, and while serving on the Committee were independent directors pursuant to applicable NASDAQ rules. During 2008, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation and Nominating Committee or Board of Directors.

Code of Ethics

We have adopted a Code of Ethical Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as to our other employees and directors generally. A copy of our Code of Ethical Conduct will be made available to any person without charge upon written request to the Corporate Secretary of IRIS, at our principal executive offices, 9172 Eton Avenue Chatsworth, California 91311.

Section 16(A) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors and officers and our significant stockholders (defined by statute as stockholders beneficially owning more than 10% of our common stock) are required to file with the Securities and Exchange Commission and IRIS reports of ownership, and changes in ownership, of common stock. Based solely on a review of the reports received by us, we believe that, during the year ended December 31, 2008, all of our officers, directors and significant stockholders complied with all applicable filing requirements under Section 16(a), except two Statement of Changes in Beneficial Ownership on Form 4, reporting one transaction each, was filed late by Cesar M. Garcia and John H. Yi relating to restricted stock award.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy on Executive Compensation

IRIS International’s business vision is built around our desire to hire and retain the most talented executives and employees in the industry. We believe that a strong management team is necessary to realize our operating goals of achieving significant market share by delivering the best products and service in our industry at competitive prices in a positive and rewarding working environment for our employees.

We strive to exceed our customers’ expectations through exceptional service at every point of contact and through products and services that deliver what clients care about the most. In order to achieve these goals, we must attract, retain and properly motivate exceptional executives.

Our executive compensation program is designed to:

•	motivate and retain executive officers,

•	award the achievement of short-term and long-term performance goals,

•	establish an appropriate relationship between executive pay and short-term and long-term performance, and

•	align executive officers’ interests with those of the our stockholders.

We attempt to achieve these objectives by offering a compensation program comprised of base salary, annual cash incentive awards, and equity-based compensation.

Determining Executive Compensation

The Compensation and Nominating Committee of our Board of Directors is primarily responsible for determining the annual salaries and other compensation of executive officers. The Compensation and Nominating Committee has adopted a general approach of compensating executives with cash salaries commensurate with the experience and expertise of the executive and competitive with median salaries paid to executives at comparable companies. To reward executives for their contributions to the achievement of company-wide performance goals, incentive bonus awards are established at a level designed to ensure that when such payouts are added to the executive’s base salary, the total compensation for above-average performance will exceed the average compensation level at comparable companies. In addition, to align our executives’ compensation with our business strategies, values and management initiatives, both short and long term, executive officers are provided with long-term performance incentives.

The Compensation and Nominating Committee also considers the compensation levels of executive officers at other publicly traded and private companies. The Compensation and Nominating Committee has collected information regarding compensation levels at other companies over the last several years from a variety of sources, including proxy statements and compensation reports and surveys published or prepared by compensation consulting firms. Using this information, the Compensation and Nominating Committee generally establishes compensation levels (including salary, cash bonus and equity-based compensation) comparable to the median compensation levels of their counterparts at comparable companies.

The Chief Executive Officer makes compensation recommendations for named executive officers (other than the Chief Executive Officer) and other senior executives. He actively participates in the annual executive compensation assessment (other than for the CEO position). In developing his recommendations, the CEO takes into account a number of factors, including individual performance and contribution level, current compensation relative to market, past awards, compensation level relative to internal peer positions, and internal compensation expense budgets. The Chief Executive Officer does not attend executive sessions of the Board or meetings where his own compensation is being determined.

The independent directors of the Board conduct a formal performance review of the Chief Executive Officer, which includes an assessment of financial and non financial accomplishments. At the beginning of each fiscal year, the Compensation and Nominating Committee, in consultation with our Chief Executive Officer, develops management performance objectives and assigns weights to each objective which vary differently from year to year depending on the company’s priorities. These objectives are then submitted to the independent directors of the Board for approval. At the conclusion of each fiscal year, the independent directors then evaluate the Chief Executive Officer’s actual performance against the pre-established objectives to determine compensation awards for the Chief Executive Officer.

Our Compensation and Nominating Committee has delegated to the Chief Executive Officer, authority to grant equity-based awards under our stock incentive plans to persons other than directors, executive officers, and other persons covered under Section 16 of the Securities Exchange Act of 1934, for select use with new hires, promotions, and other personnel matters.

Should a restatement of earnings occur upon which incentive compensation awards were based, the Compensation Committee has the discretion to take necessary actions to protect the interests of stockholders, including actions to recover such awards.

In February 2008, we engaged the services of Pearl Meyer & Partners, LLC, or PM&P, an executive compensation consulting firm, to provide guidance to us with respect to the total compensation of our Chief Executive Officer. PM&P compared the compensation of our Chief Executive Officer to a peer group of publicly traded companies. The peer group selection criteria used by PM&P consisted of: equivalent revenue, net income, number of employees and market capitalization; and similar business strategy and market profile. Based on this criteria, PM&P selected the following twelve peer group companies:

Abaxis, Inc.	Natus Medical, Inc.
Aspect Medical Systems, Inc.	OraSure Technologies, Inc.
HealthTronics, Inc.	Palomar Technologies, Inc.
Immucor, Inc.	Possis Medical, Inc.
Kensey Nash Corp.	Quidel Corp.
Luminex Corp.	Spectranetics Corp.

In addition, PM&P augmented its proxy information survey with proprietary resources and compensation surveys. The consultants benchmarked our Chief Executive Officer compensation against our peer group companies and analyzed both his total direct compensation and long-term incentive compensation.

The Compensation and Nominating Committee believes the proxy and survey data analyses conducted by our compensation consulting firm provide meaningful data to determine the competitive pay for our executive officers. When making decisions, the Compensation and Nominating Committee considers its compensation philosophy, the annual review of competitive data, information showing all elements of compensation, analysis provided by the external consultants, our operating performance, and internal equity assessments. The Compensation and Nominating Committee also weighs the effect of changes to one component on other components.

The Compensation and Nominating Committee concluded from its evaluation of the information provided by the compensation consultants, and other factors, that the total compensation of our Chief Executive Officer for 2007 had fallen below the 25th percentile of the comparable company data, with most of the short-fall in long term compensation. As a result, commencing in 2008, Chief Executive Officer salary was increased from $375,000 per year to $410,000 per year, a 9% increase, and target long-term compensation was re-set to a target of $800,000, payable based on performance. In September 2008, we again engaged the services of PM&P to provide guidance to us with respect to the total compensation of our executive officers as a group, to determine whether our compensation program was consistent with compensation programs offered by our competitors and other similarly situated companies. PM&P compared the compensation of our executive officers to the same peer group of publicly traded companies used in February 2008 to evaluate the compensation payable to our Chief Executive Officer. The survey included an analysis of base salary, bonus, and long-term stock incentive compensation.

The Compensation and Nominating Committee concluded its review of executive compensation in February 2009. From its evaluation of the information provided by the compensation consultants, and other factors, the Compensation and Nominating Committee recommended to the full Board, and the full Board approved, the following changes in executive compensation:

•

that target bonuses actually be treated as a target, with actual payments to be made within a range of 50% of target to 150% of target, based on actual performance within a range to be fixed by the committee;

•	reduce the shareholder transfer value of the long term compensation targets in line with recent market trends identified by PM&P in the Fall of 2008;

•	Implemented a threshold performance below which the executive will not receive a cash bonus or long term compensation;

•	that the company award restricted stock units in lieu of restricted stock awards;

•	that stock options have a term of 7 years in lieu of a term of 5 years; and

•	that the number of stock options be determined using a Black-Scholes value with a price variable equal to the 50-day moving average price on the date of award.

In its review of executive compensation, the Compensation and Nominating Committee determined that historically, the company had treated target bonus awards as maximum bonus awards. Consequently, executives could receive less than the target amount, to the extent actual performance was below expectations, but could not receive more than the target amount to the extent actual performance exceeded expectations. The Board changed the manner in which bonuses are awarded to provide for payment of between 50% and 150% of an individual executive’s target bonus amount, based on the executive’s actual performance within a range determined by the Compensation and Nominating Committee.

The Board also made changes to our equity compensation program. Except for 2008 equity compensation awards made in fiscal 2009, the Board approved the use of restricted stock units in place of restricted stock awards. This change was made for administrative convenience, and to provide our executive officers with the ability to elect to defer their receipt of this equity compensation beyond the award’s vesting schedule.

Finally, the 2009 changes to executive compensation included modifications to our award of stock options. The Board approved an increase in the term of stock options from 5 years to 7 years, to provide recipients with a longer period of time to exercise options following vesting. Additionally, given the significant volatility in the company’s stock price, the Board approved a change in the manner in which the company determines the number of stock options to award to a recipient. The number of shares underlying a stock option award is determined by dividing a dollar amount by the Black-Scholes value of the company’s common stock on the date of the award. The dollar amount is determined by the Board based on the amount of the executive’s total compensation allocated to long-term equity compensation. Historically, the Black-Sholes value used as one of its variables, the closing price of the company’s common stock on the date of the option award. To address the significant volatility in our stock price, the Board modified this variable to use a 50-day moving average price on the date of award to determine the number of stock options to be awarded. All stock options will continue to have an exercise price equal to the closing price of our common stock on the date of the award or on some future date as is determined by the Compensation and Nominating Committee.

Compensation Elements

Our compensation package for executive officers consists of base salary, annual cash incentive (bonus) awards, and long-term equity-based compensation. The executive officers are also eligible to participate in all of our employee benefit plans.

Base Salaries. Base salaries are initially determined based on average base salaries paid at comparable companies for similarly situated executives, and then adjusted based on an assessment of individual performance and contributions. For executive officers, base salaries often are the subject of extensive negotiation with the individual executive, and the amount ultimately agreed upon depends on many factors, including competition for the executive’s services.

Management Incentive Bonus Plan. We have a Management Incentive Bonus Plan, or MIBP, to reward participants with a combination of short-term and long-term compensation awards. The short-term awards are primarily comprised of cash bonuses, whereas the long-term awards are comprised of a combination of restricted stock awards and stock option grants. The awards reflect the executives’ contribution to the achievement of company-wide performance goals and individual performance goals. All of our executive officers participate in the MIBP. MIBP payouts are established at a level designed to ensure that when such payouts are added to a participant’s base salary, the total compensation for above-average performance will exceed the average compensation level at comparable companies. Awards are generally made to MIBP participants when their division, or the company as a whole, achieves minimum operating income goals and meets strategic objectives, both of which are determined by our Board of Directors no later than the first quarter of the applicable fiscal year. Executives that join IRIS in the middle of a fiscal year typically are entitled to a pro-rated bonus based on the portion of the year they were with us. Additionally, certain executives may be awarded bonuses based on attaining personal objectives set by our Board of Directors or our Chief Executive Officer. Accordingly, although the MIBP is utilized, the ultimate incentive awards are at the discretion of the Compensation and Nominating Committee and our Board of Directors. The MIBP short-term awards are normally paid in cash, but at the discretion of the Compensation and Nominating Committee and our Board of Directors, such awards may be paid in stock options and restricted stock.

Long-term compensation awards include a combination of options and restricted stock units based on predetermined award levels. The number of options and restricted stock units is determined based on values assigned to each respective award. The stock-based grants are valued in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R, “Share-Based Compensation” or FAS 123R. The relative split between options and restricted shares is determined by the Compensation and Nominating Committee. For 2008, the value of long-term compensation awards to executive officers was paid 75% in stock options and 25% in restricted stock.

Restricted Stock Grants. As part of the MIBP, we award restricted shares of our common stock to provide employees with an opportunity to share with the stockholders in our long-term performance. The Compensation and Nominating Committee generally grants restricted stock annually to executive officers as well as certain other employees. Awards are also made to certain executives upon commencement of employment and, occasionally, following a significant change in job responsibility, scope or title or a particularly noteworthy achievement. Restricted stock awards have a four-year vesting, 25% after one year from date of award and then 6 1/4% quarterly thereafter. The Compensation and Nominating Committee has established general guidelines for determining the size of periodic restricted stock awards based upon several factors, including company and divisional performance, the salary and performance of the recipient and the market price of the common stock at the time of grant. The size of the awards is targeted at competitive levels. Commencing in 2009, we will award restricted stock units in lieu of restricted shares, which units will provide for the issuance of unrestricted shares upon vesting, and will be subject to the same vesting requirements applicable to grants of restricted shares.

Stock Option Awards. As part of the MIBP, we also award stock options to provide employees with an opportunity to share with the stockholders in our long-term performance. The Compensation and Nominating Committee generally grants stock options on a periodic basis to all eligible employees. Grants are also made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibility, scope or title or a particularly noteworthy achievement. Stock options generally have a four-year vesting schedule and, historically, expire five years from the date of grant. Commencing in 2009, stock options generally will expire seven years from the date of grant. Currently, the exercise price is based on the closing price of our common stock on the date the award is approved. The Compensation and Nominating Committee has established general guidelines for determining the size of periodic stock option grants based upon several factors, including company and divisional performance, the salary and performance of the recipient and the market price of the common stock at the time of grant.

2007 Stock Incentive Plan. In June 2007, our Board of Directors adopted the 2007 Stock Incentive Plan, or SIP. Under the terms of the SIP, we are authorized to grant equity based awards in the form of stock options, restricted common stock, restricted stock units, stock appreciation rights and other stock-based awards to employees. The SIP is the primarily plan pursuant to which equity awards are made to our executive officers, including awards made pursuant to the MIBP as described elsewhere in this proxy statement.

Report of Compensation Committee

The Compensation and Nominating Committee of our Board of Directors is primarily responsible for determining the annual salaries and other compensation of executive officers and administering the our stock option and stock purchase plans. The Compensation and Nominating Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and based on such review and discussion has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in IRIS’ 2008 Annual Report on Form 10-K and in this proxy statement.

Compensation and Nominating Committee

Stephen E. Wasserman (Chairman)

Michael D. Matte

Richard G. Nadeau

Richard H. Williams

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, as to each person serving as Chief Executive Officer and Chief Financial Officer during 2008, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of 2008 whose compensation exceeded $100,000 (referred to as named executive officers), information concerning all compensation paid for services to us in all capacities for 2006, 2007 and 2008.

Name and Principal Positions	Year	Salary	Non-equity Incentive Plan Compensation(1)	Stock Awards(2)	Option Awards(2)	All Other Compensation(3)		Total
Ceśar M. García	2008	$428,787	$215,250	$107,683	$307,610	$19,043	(4)	$1,078,373
President and Chief	2007	$374,582	$155,975	$67,928	$200,444	$15,347		$814,276
Executive Officer	2006	$373,449	$84,375	$40,659	$119,151	$18,600		$636,234

Peter L. Donato (5)	2008	$260,807	$74,900	$32,419	$111,001	$2,282		$481,409
Corporate Vice President and	2007	$95,854	$29,367	$10,436	$37,550	—		$173,207
Chief Financial Officer	2006	—	—	—	—	—		—

Thomas E. Warekois (6)	2008	$307,534	$85,050	$40,364	$117,903	$5,426		$556,277
Corporate Vice President	2007	$241,458	$52,850	$24,782	$74,344	$111,606		$505,040
and President, Diagnostics Business Unit	2006	—	—	—	—	—		—

Robert A. Mello	2008	$246,158	$63,788	$36,458	$105,155	$5,833		$457,392
Corporate Vice President and	2007	$224,826	$54,000	$24,756	$73,240	—		$376,822
President, Iris Sample Processing	2006	$209,980	$52,920	$12,546	$36,769	—		$312,215

John U. Yi	2008	$230,310	$62,370	$35,872	$103,533	$5,620		$437,705
Corporate Vice President,	2007	$216,277	$50,750	$23,913	$70,843	—		$361,783
Operations	2006	$194,106	$25,650	$10,999	$32,236	$10,644		$273,635

(1)	These amounts represent the cash bonus paid to the Named Executive Officers as part of the MIBP.
(2)	These amounts represent the dollar value recognized for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in the applicable year were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R, “Share-Based Compensation” (“FAS 123R”). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table of this Report. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC on March 6, 2009.
(3)	These amounts represent the aggregate incremental cost to us with respect to the perquisites and other personal benefits including 401(k) plan matching contributions and life insurance premiums provided to the named executive officer in the applicable year.
(4)	The amount includes a car allowance of $9,462, a 401(k) plan matching contribution of $7,462 and life insurance premiums of $2,119.
(5)	Mr. Donato’s employment commenced on August 6, 2007.
(6)	Mr. Warekois’ employment commenced on March 5, 2007.

During 2006, 2007 and 2008, the named executive officers received cash bonuses, stock option and restricted stock awards under the MIBP. For 2006, awards granted under the MIBP were lower than the target amounts fixed by the Compensation and Nominating Committee at the beginning of 2006. The primary reason was that IRIS did not achieve its financial goals of revenues and operating income. Accordingly the awards for

2006 as determined by the Compensation and Nominating Committee and the Board of Directors were as follows: Mr. García received 45% of his targeted cash award and 50% of his targeted stock and options awards; Mr. Yi received 45% of his targeted cash award and 80% of his targeted stock and options awards; whereas Mr. Mello received 84% of his targeted cash award and 80% of his targeted stock and options awards. With respect to Mr. Mello who is the president of the Company’s Sample Processing division, his awards were higher because his division exceeded its financial goals for 2006.

Management’s performance relative to pre-determined targets improved during 2007 relative to 2006, as management achieved 95% of its net income target and most of its strategic objectives for the year. The awards for 2007 as determined by the Compensation and Nominating Committee were as follows: Mr. García received 83% of his targeted cash award and 83% of his targeted stock and options awards (determined prior to the 2008 increase in his long-term compensation targets); Mr. Yi received 80% of his targeted cash award and 70% of his targeted stock and options awards; Mr. Mello received 80% of his targeted cash award and 70% of his targeted stock and options awards; Mr. Warekois received 58% of his targeted cash award and 70% of his targeted stock and options awards; and Mr. Donato received 33% of his targeted cash award and 50% of his targeted stock and options awards. Messrs. Donato and Warekois commenced service with IRIS during 2007, and their cash and equity awards were pro-rated for the portion of the year during which each was employed with IRIS.

During 2008, management achieved 95% of its net income target and most of its strategic objectives for the year. The awards for 2008 as determined by the Compensation and Nominating Committee were as follows: Mr. García received 75% of his targeted cash award and 75% of his targeted stock and options awards; Mr. Yi received 90% of his targeted cash award and 90% of his targeted stock and options awards; Mr. Mello received 90% of his targeted cash award and 90% of his targeted stock and options awards; Mr. Warekois received 90% of his targeted cash award and 90% of his targeted stock and options awards; and Mr. Donato received 80% of his targeted cash award and 80% of his targeted stock and options awards.

Grants of Plan-Based Awards in Fiscal 2008

The following table provides information about equity-awards granted to each named executive officer that received awards in 2008 under the our 2007 Stock Incentive Plan, which is the only plan pursuant to which awards were granted in 2008.

Name	Grant Date(1)	All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
Peter L. Donato	3/4/08	—	20,833	$11.65	$83,749
	3/4/08	2,713	—	—	$31,603

Ceśar M. García	3/4/08	—	110,667	$11.65	$444,881
	3/4/08	14,410	—	—	$167,873

Robert A. Mello	3/4/08	—	29,167	$11.65	$117,251
	3/4/08	3,798	—	—	$44,244

Thomas E. Warekois	3/4/08	—	29,167	$11.65	$117,251
	3/4/08	3,798	—	—	$44,244

John U. Yi	3/4/08	—	29,167	$11.65	$117,251
	3/4/08	3,798	—	—	$44,244

(1)	The grant date of an option award is the date that the compensation committee fixes as the date the recipient is entitled to receive the award and, for 2008, is the date the compensation committee approved the award.

(2)

Represents the number of restricted stock awards granted in 2008 to the named executive officers. These awards vest over a four year period, 25% on the first anniversary of the grant date, and 6 1/4% per quarter thereafter.

(3)

Represents the number of stock options awards granted in 2008 to the named executive officers. These awards vest over a four year period, 25% on the first anniversary of the grant date, and 6 1/4% per quarter thereafter.

(4)	The exercise price of all options is equal to the closing price of our common stock on the grant date.
(5)	The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table provides information with respect to stock option and restricted stock awards held by each of the named executive officers as of December 31, 2008.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
		Exercisable(#)	Unexercisable(#)(1)
Peter L. Donato
	08/06/07	25,946	43,243	$15.58	08/06/13	—	—
	08/06/07	—	—	—	—	4,158	$57,963
	3/04/08	—	20,833	11.65	3/04/13
	3/04/08	—	—	—	—	2,713	$57,956
Ceśar M. García
	01/11/02	66,105	—	$2.60	01/11/12	—	—
	01/11/02	20,000	—	$2.60	01/11/12	—	—
	12/10/04	60,000	—	$8.58	12/10/09	—	—
	02/24/06	52,911	24,051	$22.95	02/24/11	—	—
	02/24/06	—	—	—	—	2,620	$36,523
	03/15/07	35,282	41,680	$11.94	03/15/12	—	—
	03/15/07	—	—	—	—	4,711	$65,670
	03/04/08	—	110,667	11.65	3/04/13	—	—
	03/04/08	—	—	—	—	14,410	$200,875
Robert A. Mello
	04/18/00	17,000	—	$1.31	04/18/10	—	—
	12/10/04	26,500	—	$8.58	12/10/09	—	—
	02/24/06	16,328	7,422	$22.95	02/24/11	—	—
	02/24/06	—	—	—	—	808	$11,270
	03/15/07	17,641	22,682	$11.94	03/15/12	—	—
	03/15/07	—	—	—	—	2,356	$32,839
	03/04/08	—	29,167	$11.65	03/04/13	—	—
	03/04/08	—	—	—	—	3,798	$52,944
Thomas E. Warekois
	03/15/07	44,103	56,703	$11.94	03/15/12	—	—
	03/15/07	—	—	—	—	5,889	$82,090
	03/04/08	—	29,167	$11.65	03/04/13	—	—
	03/04/08	—	—	—	—	3,798	$52,944
John U. Yi
	12/20/04	30,000	—	$21.94	12/20/09	—	—
	02/24/06	14,315	6,507	$22.95	02/24/11	—	—
	02/24/06	—	—	—	—	709	$9,880
	03/15/07	19,401	24,944	$11.94	03/15/12	—	—
	03/15/07	—	—	—	—	2,590	$36,109
	03/04/08	—	29,167	$11.65	03/04/13	—	—
	03/04/08	—	—	—	—	3,708	$51,690

(1)	These stock option awards vest 25% on the first anniversary of the date of grant and 6 1 /4% per quarter thereafter.
(2)	The market value of the restricted stock awards is based on the closing market price of our common stock as of December 31, 2008, which was $13.94 per share.

Option Exercises and Stock Vested in Fiscal Year 2008

The following table provides information on stock option exercises and restricted stock award vesting for each of the named executive officers during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter L. Donato	—	—	2,495	$40,960
Cesar M. Garcia	130,000	1,769,300	5,760	$78,898
Robert A. Mello	56,500	582,580	2,479	$33,745
Thomas E. Warekois	—	—	4,580	$61,329
John U. Yi	—	—	2,582	$35,048

Employment Contracts, Termination of Employment and Change in Control Arrangements

We entered into an employment agreement dated November 17, 2003, with César M. García, our President and Chief Executive Officer. Pursuant to his employment agreement, Mr. García initially received a salary of $250,000 per year, which amount has been increased by our Board of Directors and currently is $410,000 per year. Upon execution of the employment agreement, Mr. García was granted a stock option to purchase 150,000 shares of the our common stock at an exercise price based on the then fair market value. The agreement provides for four (4) weeks vacation and the use of a company automobile. The agreement also provides for 18 months’ severance if Mr. García is terminated without cause. On December 26, 2006 and October 31, 2007, Mr. García’s employment agreement was amended in order that any severance payments required under his employment agreement satisfy the relevant provisions of regulations issued under section 409A of the Internal Revenue Code.

We entered into an employment agreement dated March 1, 2007, with Thomas Warekois, our Corporate Vice President and President, Diagnostics Business Unit. Pursuant to his employment agreement, Mr. Warekois initially received a salary of $300,000 per year, which amount has been increased by our Board of Directors and currently is $315,000 per year. Upon execution of the employment agreement, Mr. Warekois was granted stock options to purchase 100,806 shares of the our common stock at an exercise price based on the then fair market value, and a restricted stock award of 10,469 shares of our common stock. The agreement provides for four weeks vacation. The agreement also provides for twelve months severance if Mr. Warekois is terminated without cause, unless such termination without cause occurs three months prior to or twenty-four months following a change of control of IRIS, in which case Mr. Warekois is entitled to twenty-four months severance.

We entered into an employment agreement dated August 6, 2007, with Peter L. Donato, our Corporate Vice President and Chief Financial Officer. Pursuant to his employment agreement, Mr. Donato’s initially received a salary of $250,000 per year, which amount has been increased by our Board of Directors and currently is $267,500 per year. Upon execution of the employment agreement, Mr. Donato was granted stock options to purchase 69,188 shares of the our common stock at an exercise price based on the then fair market value, and a restricted stock award of 6,652 shares of our common stock. The agreement provides for four weeks vacation. The agreement also provides for twelve months severance if Mr. Donato is terminated without cause.

We entered into an employment agreement dated October 31, 2007, with Robert A. Mello, our Corporate Vice President and President, IRIS Sample Processing. Pursuant to his employment agreement, Mr. Mello initially received a salary of $225,000 per year, which amount has been increased by our Board of Directors and currently is $236,250 per year. The agreement provides for four weeks vacation. The agreement also provides for twelve months severance if Mr. Mello is terminated without cause.

We entered into an employment agreement dated October 31, 2007, with John U. Yi, our Corporate Vice President of Operations. Pursuant to his employment agreement, Mr. Yi initially received a salary of $210,000 per year, which amount has been increased by our Board of Directors and currently is $231,000 per year. The agreement provides for four weeks vacation. The agreement also provides for twelve months severance if Mr. Yi is terminated without cause.

Potential Severance Payments

As described above, our employment agreements with Messrs. García, Adams, Donato, Warekois, Mello and Yi provide for severance benefits in the event that the executive’s employment is terminated under certain circumstances. The following table sets forth severance payments and benefits that we would have been obligated to pay to these executive officers assuming a triggering event had occurred under each of their respective agreements as of December 31, 2008:

Name	Cash Severance Payment ($)(1)	Total Severance Benefits ($)
Peter L. Donato	$267,500	$267,500
Ceśar M. García	$615,000	$615,000
Robert A. Mello	$236,250	$236,250
Thomas E. Warekois	$315,000	$315,000
John U. Yi	$231,000	$231,000

(1)	Represents 18 months for Mr. García, and 12 months for all other executives, of cash severance payments based on the executive’s salary at December 31, 2008 payable in a lump sum or periodic payments as provided in the executive’s employment agreement.

We have a policy that provides that our executive officers that don’t have employment agreements may receive nine to twelve months of severance payments should their employment with IRIS be terminated by us without cause.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2008 regarding equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	1,947,952	$13.21	909,889
Equity compensation plans not approved by security holders	25,940	$15.42	—

Total	1,973,892	$13.24	909,889

Material Features of Equity Compensation Plans not Approved by Stockholders

During 2006, we acquired Leucadia Technologies, Inc. and, in connection with the acquisition, assumed deferred stock units originally issued by Leucadia. These deferred stock units gave the holders the right to receive an aggregate of 51,879 shares of our common stock. At December 31, 2008, 25,940 shares of common stock remain to be issued pursuant to these deferred stock units.

Certain Relationships and Related Party Transactions

Review and Approval of Related Person Transactions. Our policy and procedures for Related Party Transactions is contained in our Code of Business Conduct and Ethics under the caption “Conflicts of Interest”. The policy provides that each employee, including our executive officers, should avoid conflicts of interest with IRIS except under guidelines approved by our Board of Directors or a committee of our Board of Directors. A similar policy exists for our directors.

Reportable Related Person Transactions. Except as disclosed elsewhere in this proxy statement, since January 1, 2008, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds $120,000; and

•

in which any director, nominee for director named in this proxy statement, executive officer, shareholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

REPORT OF AUDIT AND CORPORATE GOVERNANCE COMMITTEE

The Audit and Corporate Governance Committee, which currently consists of Steven M. Besbeck (Chairman), Michael D. Matte and Edward F. Voboril, reviews IRIS’ financial reporting process on behalf of the Board of Directors, and administers our engagement of BDO Seidman, LLP as our independent registered public accounting firm. The Audit and Corporate Governance Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit and Corporate Governance Committee has met and held discussions with management and the independent auditors. Management represented to the Audit and Corporate Governance Committee that our financial statements were prepared in accordance with generally accepted accounting principles, and the Audit and Corporate Governance Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit and Corporate Governance Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. The Audit and Corporate Governance Committee also discussed with the independent auditors other matters required under Statement of Auditing Standards No. 61 (Communication with Audit Committees), and the overall scope and plans for their audit.

The Audit and Corporate Governance Committee pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit and Corporate Governance Committee considers whether the engagement could compromise the independence of BDO Seidman, LLP, and whether for reasons of efficiency or convenience it is in our best interest to engage our independent auditor to perform the services.

The Audit and Corporate Governance Committee has determined that the provision of non-audit services by BDO Seidman, LLP is compatible with maintaining BDO Seidman’s independence, and none of such services were pre-approved pursuant to the de minimis exception provided in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934.

Generally, the Audit and Corporate Governance Committee approves in advance audit and non-audit services to be provided by BDO Seidman. In other cases, in accordance with Rule 2-01(c)(7) of Securities and Exchange Commission Regulation S-X, the Committee has delegated pre-approval authority to the Chairman of the Audit and Corporate Governance Committee for matters which arise or otherwise require approval between regularly scheduled meetings of the Audit and Corporate Governance Committee, provided that the Chairman reports such approvals to the Committee at its next regularly scheduled meeting.

The Audit and Corporate Governance Committee has discussed with the independent auditors their independence from IRIS and its management, including the matters in the written disclosures required by PCAOB Rule 3526. The Audit and Corporate Governance Committee has also considered whether the independent auditors’ provision of other non-audit services to IRIS is compatible with the auditors’ independence.

In reliance on the reviews and discussions to which reference is made above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our 2008 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission. The Audit and Corporate Governance and our Board of Directors also have recommended the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

AUDIT AND CORPORATE GOVERNANCE COMMITTEE

Mr. Steven M. Besbeck (Chairman)

Mr. Michael D. Matte

Mr. Edward F. Voboril

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of April 10, 2009 with respect to:

•	each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock;
•	each of our directors and nominees;
•	the Named Executive Officers; and
•	all of our directors and executive officers as a group

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of common stock under warrants or options currently exercisable or exercisable within 60 days of the date of this information are deemed outstanding for purposes of computing the percentage ownership of the person holding such warrants or options but are not deemed outstanding for computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding at April 10, 2009. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each person listed is care of IRIS International, Inc., at 9172 Eton Avenue, Chatsworth, California 91311.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)
Thomas H. Adams, Ph.D.	301,574	(3)	1.7%
Steven M. Besbeck	133,220		*
Peter L. Donato	65,051	(4)	*
César M. García	458,077	(5)	2.5%
Michael D. Matte	58,217		*
Robert A. Mello	188,916	(6)	1.0%
Richard G. Nadeau, Ph.D.	89,971		*
Edward F. Voboril	23,041
Thomas E. Warekois	105,045	(7)	*
Stephen Wasserman	58,717		*
Richard H. Williams	87,337		*
John U. Yi	151,485	(8)	*
Brown Capital Management, Inc.(9)	1,525,721		8.3%
Directors and Executive Officers as a Group (12 persons)	1,720,651		8.9%

*	Less than 1%.
(1)	Includes options exercisable on or within 60 days of April 10, 2009 held by directors and executive officers as follows: Mr. Williams (72,757 shares); Mr. Besbeck (105,257 shares), Mr. Donato (35,478 shares), Dr. Nadeau (70,257 shares), Mr. García (271,816 shares), Mr. Matte (45,257 shares), Dr. Adams (35,347 shares), Mr. Wasserman (42,757 shares), Mr. Yi (75,081 shares), Mr. Mello (88,766 shares), Mr. Voboril (15,355 shares) and Mr. Warekois (57,695 shares).
(2)	Based on 17,900,743 shares of stock outstanding as of April 10, 2009 which includes 117,208 shares of restricted stock which has been authorized, but not yet issued.
(3)	Includes 3,128 shares of restricted stock authorized, but not yet issued.
(4)	Includes 7,007 shares of restricted stock authorized, but not yet issued.
(5)	Includes 15,015 shares of restricted stock authorized, but not yet issued.
(6)	Includes 5,631 shares of restricted stock authorized, but not yet issued.
(7)	Includes 7,883 shares of restricted stock authorized, but not yet issued.
(8)	Includes 5,631 shares of restricted stock authorized, but not yet issued.
(9)	The mailing address for Brown Capital Management, Inc. is 1201 North Calvert Street, Baltimore, Maryland 21202.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon a recommendation of its Audit and Corporate Governance Committee, has appointed BDO Seidman, LLP as independent auditors of us for the fiscal year ending December 31, 2008. As a matter of good corporate governance, the Audit and Corporate Governance Committee has decided to submit its selection of the independent audit firm to our stockholders for ratification. If the selection of BDO Seidman, LLP is not ratified by the majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit and Corporate Governance Committee will review its future selection of an independent registered public accounting firm in the light of that vote result. BDO Seidman, LLP has no financial interest of any kind in IRIS except the professional relationship between auditor and client. Representatives of BDO Seidman, LLP will be invited, but are not expected, to attend the Annual Meeting.

Fees Paid to BDO Seidman, LLP

The following table sets forth fees for services paid to BDO Seidman, LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2008 and 2007:

	2008	2007
Audit Fees (1)	$498,774	$741,000
Audit related fees (2)	—	—
Tax fees (3)	167,635	117,565
All other fees	—	—

Total	$666,409	$858,565

(1)	Audit fees include the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and BDO Seidman’s audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.
(2)	Audit related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under audit fees. No such fees were incurred for fiscal 2007 or 2008.
(3)	Tax fees consist of tax services for tax compliance and tax preparation plus tax services relating to a study to determine the extent that research and development credits can be claimed on our corporate tax returns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO

2007 STOCK INCENTIVE PLAN

(Maximum Authorized Shares)

Proposal 3 is approval of an amendment to the IRIS International, Inc. 2007 Stock Incentive Plan (2007 Plan), to increase from 1,750,000 to 3,300,000 the number of shares of our common stock available for issuance pursuant to equity awards granted under the 2007 Plan (Maximum Share Amendment). The proposal to approve the Maximum Share Amendment requires the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting with respect to such proposal. A copy of the text of the proposed amendment to the 2007 Plan that includes the Maximum Share Amendment is attached to this proxy statement as Appendix A.

The Board of Directors believes that the continued growth of IRIS depends, in large part, upon its ability to attract and motivate key employees and directors, and that equity incentive awards are an important means of attracting, retaining and motivating talented employees and directors. Previously, IRIS and its stockholders had approved the 2007 Plan, which authorized a total of 1,750,000 shares for issuance to eligible participants. As of March 31, 2009, only 351,895 shares remained eligible for grant under the 2007 Plan. Accordingly, to ensure that we may continue to attract key employees and directors who are expected to contribute to our success, on April 10, 2009, the Board of Directors approved an amendment to the 2007 Plan to increase to 3,300,000 the number of shares available for issuance pursuant to awards granted thereunder. The Maximum Share Amendment is subject to shareholder approval. If the Maximum Share Amendment is not approved by shareholders, it will not be implemented in the form proposed.

Depending on the forms of awards granted under the 2007 Plan, presently a maximum of 1,750,000 stock options or stock appreciation rights or as few as 1,250,000 restricted stock, restricted stock unit or other awards not comprised of stock options or SARs can be granted under the 2007 Plan. If the Maximum Share Amendment is approved, the maximum and minimum share issuances under the 2007 Plan will be increased to 3,300,000 and 2,357,142, respectively.

Summary of the 2007 Stock Incentive Plan

The following summary briefly describes the principal features of the 2007 Plan, and is qualified in its entirety by reference to the full text of the 2007 Plan.

Plan Term:	July 13, 2007 to May 31, 2017

Eligible Participants:	All of our full-time and part-time employees, where legally eligible to participate, our non-employee directors, and individuals providing services to IRIS and our subsidiaries.

Shares Authorized:	Presently, 1,750,000 shares and as proposed to be amended, 3,300,000 shares, in each case over the term of the plan and subject to adjustment to reflect stock splits and similar events.

Award Types (available to all participants):	(1) Stock options (2) Restricted stock (3) Restricted Stock Units (4) Stock Appreciation Rights (SARs) (5) Other Stock-Based Awards

Award Terms:	Stock options and SARs will have a term of no longer than ten years.

162(m) Share Limits:	Section 162(m) of the tax code requires among other things that the maximum number of shares awarded to an individual must be approved by stockholders in order for the awards granted under the plan to be eligible for treatment as performance-based compensation that will not be subject to the $1 million limitation on tax deductibility for compensation paid to specified senior executives. Accordingly, the 2007 Stock Incentive Plan limits awards granted to an individual participant in any calendar year to no more than 300,000 shares.

Vesting:

Determined by the Administrator within the following limits (subject to exceptions for death, disability, or retirement):

(1)    Restricted stock or restricted stock units cannot vest in less than pro rata installments over three years, unless vesting is based on the achievement of performance criteria, in which case vesting is based on performance over a period of not less than one year. A total of 150,000 shares may be used for stock awards having no minimum vesting period.

(2)    Performance vesting criteria, if any, will be established at the grant date.

Not Permitted:

The Plan does not permit any of the following:

(1)    Granting stock options or SARs at a price below the market value of IRIS stock on the date of grant.

(2)    Repricing or reducing the exercise price of a stock option or SAR without stockholder approval.

(3)    Reload grants, or the granting of options conditional upon delivery of shares to satisfy the exercise price and/or tax withholding obligation under another employee stock option.

(4)    Adding shares back to the number available for issuance when a SAR is net settled, when shares are retained or delivered to us to pay the exercise price and/or tax obligations associated with an award, or when we repurchase shares on the open market using the proceeds from payment of the exercise price in connection with the exercise of an outstanding stock option.

Administration. The 2007 Plan is administered by the Board of Directors, or the Board may delegate authority for administering the 2007 Plan to a committee of the Board, which would be the Compensation and Nominating Committee. If the Board delegates authority to the Compensation and Nominating Committee, the 2007 Plan restricts membership on the Compensation Committee to directors that meet the definitions of “non-employee directors” (as defined in the rules adopted by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934), and “outside directors” (as defined in the regulations adopted by the Internal Revenue Service under Section 162 (m) of the Internal Revenue Code of 1986, as amended). The Board or committee administering the 2007 Plan is referred to in this proposal as the “Administrator.” The Compensation and Nominating Committee presently administers the 2007 Plan. We will bear the expenses for administering the 2007 Plan.

The Administrator selects the employees who receive awards, determines the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the 2007 Plan, establishes the terms, conditions, and other provisions of the grants. The Administrator may interpret the 2007 Plan and establish, amend, and rescind any rules related to the 2007 Plan. The Administrator may delegate to a administrator of one or more directors the ability to grant awards and take other actions with respect to participants who are executive officers, and the Administrator may delegate to a administrator of one or more officers the ability to grant awards and take other actions with respect to participants who are not executive officers within limits and a budget pre-approved by the Administrator. The Administrator also may delegate administrative or ministerial functions under the 2007 Plan to an officer or officers.

Types of Awards. The 2007 Plan provides for the granting of stock options, including stock options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards not comprised of any of the foregoing that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, our common stock or factors that may influence the value of our common stock. Other stock-based awards may include convertible or exchangeable debt securities, other rights convertible or exchangeable into common stock, purchase rights for common Stock, awards with value and payment contingent upon performance of IRIS or a business unit or any other factors designated by the Administrator, and awards valued by reference to the book value of our common stock or the value of securities of or the performance of specified IRIS subsidiaries or other business units any or all of which may be made contingent upon the achievement of performance criteria. Subject to plan limits, the Administrator has the discretionary authority to determine the amount of awards to Participants. The use of performance-based requirements, if any, will be considered in the context of our total compensation program.

Eligibility. All employees, non-employee directors and individuals providing services to IRIS and our subsidiaries are eligible to participate in the 2007 Plan. In addition, awards may be granted to prospective employees, consultants, and directors who are also employees in connection with written offers of employment or engagement. While any eligible person under the 2007 Plan may be granted non-statutory stock options or restricted stock purchase awards, only employees may be granted incentive stock options. As of December 31, 2008, there were approximately 84 employees and seven non-employee directors eligible to participate in the 2007 Plan.

Shares Subject to Plan. Subject to adjustment upon certain corporate transactions or events, presently up to a maximum of 1,750,000 shares of common stock (the Fungible Pool Limit) may be subject to equity awards under the 2007 Plan. If the Maximum Share Amendment is approved, the Fungible Pool Limit will be increased to 3,300,000 shares. Each share issued or to be issued in connection with awards such as restricted stock and restricted stock units that do not have option-like features (full-value awards) shall be counted against the Fungible Pool Limit as 1.4 shares. Each share issued or to be issued that is subject to stock options and stock appreciation rights grant shall be counted against the Fungible Pool Limit as 1 share. Shares that are forfeited or cancelled are not considered to have been delivered under the 2007 Plan, but shares held back in satisfaction of the exercise price or tax withholding requirements from shares that would otherwise have been delivered pursuant to an award are considered to have been delivered under the 2007 Plan. The Administrator administers the appropriate methodology for calculating the number of shares of common stock issued pursuant to the 2007 Plan in accordance with the foregoing.

Vesting and Exercise of Stock Options and SARs. The exercise price of stock options granted under the 2007 Plan may not be less than the fair market value of our common stock on the date of grant, and such value is determined in good faith by the Administrator in a manner consistent with the requirements of Section 409A of the Internal Revenue Code. The option term may not be longer than 10 years. The Administrator determines when each stock option becomes exercisable, including the establishment of performance vesting criteria, if any. We may require the participant to satisfy tax-withholding requirements before issuing common stock under the 2007 Plan. Similar terms and limitations apply to SARs under the 2007 Plan.

Vesting of Restricted Stock and Restricted Stock Units. The Administrator may make the grant, issuance, retention, and/or vesting of restricted stock and restricted stock units contingent upon continued employment with IRIS, the passage of time, or such performance criteria and the level of achievement against such criteria as it deems appropriate. Except in the case of death, disability, or retirement of the participant, vesting of restricted stock and restricted stock units that is contingent upon the achievement of performance objectives must be based on performance over a period of not less than one year, and awards that are contingent upon continued employment or the passage of time cannot vest in less than pro rata installments over three years from the date of grant. Up to 150,000 shares may be available for use as stock awards having no minimum vesting period.

Dividends. Unless otherwise provided by the Administrator, no adjustment may be made in shares issuable under awards due to cash dividends that may be paid or other rights that may be issued to the holders of shares before their issuance under any award. The Administrator will specify whether dividends or dividend equivalent amounts are to be paid to any participant with respect to the shares subject to any award that have not vested or been issued, or that are subject to any restrictions or conditions on the record date for dividends. As of December 31, 2008, no dividend equivalents had ever been issued.

Eligibility under Section 162(m) of the Tax Code. Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Internal Revenue Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m) of the tax code, the performance criteria will be based on stock price appreciation (in the case of options or SARs) or on one or more of the other factors set forth in the 2007 Plan (which may be adjusted as provided in the plan), applied either individually, alternatively, or in any combination, to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis, or relative to a pre-established target, to previous years’ results, or to a designated comparison group, in each case as specified by the Administrator in the award. To the extent that an award under the 2007 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m) of the tax code, the performance criteria can include the achievement of strategic objectives as determined by the Administrator. The number of shares of common stock, stock options, or other benefits granted, issued, retainable, and/or vested under an award due to satisfaction of performance criteria may be reduced by the Administrator based on any further considerations that the Administrator may determine in its sole discretion.

Transferability. Awards granted under the 2007 Plan are transferable only by will or the laws of descent and distribution, or to the extent otherwise determined by the Administrator. The Administrator has sole discretion to permit the transfer of an award.

Amendments Requiring Stockholder Approval. The Board may terminate, amend, or suspend the 2007 Stock Incentive Plan, provided that no action is taken by the Board (except those described in “Adjustments”) without stockholder approval to:

•	increase the number of shares that may be issued under the 2007 Plan;

•	permit granting of stock options at less than the fair market value;

•	permit the repricing of outstanding stock options;

•	amend the maximum shares set forth that may be granted pursuant to awards in the aggregate or to any participant individually;

•	extend the term of the 2007 Plan;

•	change the class of persons eligible to participate in the 2007 Plan; or

•	otherwise implement any amendment required to be approved by stockholders under NASDAQ rules.

Adjustments. In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of our common stock, or any similar equity restructuring transaction (as that term is used in SFAS No. 123(R)) affecting our common stock, the Administrator will equitably adjust the number and kind of shares available for grant under the 2007 Plan, and subject to the various limitations set forth in the 2007 Plan, the number and kind of shares subject to outstanding awards under the 2007 Plan, and the exercise or settlement price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of IRIS on outstanding stock options, SARs, restricted stock, and restricted stock units granted under the 2007 Plan will be specified in the agreement related to the merger or reorganization, subject to the limitations and restrictions set forth in the 2007 Plan. Such agreement may provide for, among other things, assumption of outstanding awards, accelerated vesting, or accelerated expiration of outstanding awards, or settlement of outstanding awards in cash.

U.S. Tax Consequences

The following is a general discussion of the principal United States federal income tax consequences of “incentive stock options” within the meaning of Section 422 of the Code, “non statutory stock options” and restricted stock and restricted stock unit awards, based upon the United States Internal Revenue Code, and the Treasury Regulations promulgated thereunder, all of which are subject to modification at any time. The 2007 Plan does not constitute a qualified retirement plan under Section 401(a) of the Internal Revenue Code (which generally covers trusts forming part of a stock bonus, pension or profit sharing plan funded by employer and/or employee contributions which are designed to provide retirement benefits to participants under certain circumstances) and is not subject to the Employee Retirement Income Security Act of 1974 (the pension reform law which regulates most types of privately funded pension, profit sharing and other employee benefit plans).

Stock option grants under the 2007 Plan may be intended to qualify as incentive stock options under Section 422 of the tax code or may be non-qualified stock options governed by Section 83 of the tax code. Generally, no federal income tax is payable by a participant upon the grant of a stock option, and a deduction is not taken by the company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common stock on the exercise date and the stock option grant price. We will be entitled to a corresponding deduction on our income tax return. A participant will not have any taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and we will not receive a deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Restricted stock also is governed by Section 83 of the tax code. Generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (it becomes vested or transferable). Income tax is paid on the value of the stock or units at ordinary rates when the restrictions lapse, and then usually at capital gain rates when the shares are sold (long-term capital gain rates if the shares are held for more than a year).

The American Jobs Creation Act of 2004 added Section 409A to the tax code. Section 409A covers most programs that defer the receipt of compensation to a succeeding year. It provides rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the individual employee for failure to comply with Section 409A. However, it does not affect our ability to deduct deferred compensation.

Section 409A applies to restricted stock units, performance units, and performance shares. Grants under such plans will continue to be taxed at vesting but will be subject to new limits on plan terms governing when vesting may occur. If grants under such plans do not allow employees to elect further deferral on vesting or on distribution, under the proposed regulations no negative impact should attach to the grants.

Section 409A does not apply to incentive stock options, non-qualified stock options (that are not issued at a discount), and restricted stock, provided that there is no deferral of income beyond the vesting date. Section 409A also does not cover SARs and stock options if they are issued by a public company on its traded stock, the exercise price is not less than the fair market value of the underlying stock on the date of grant, the rights with respect to SARs are settled in such stock, and there are not any features that defer the recognition of income beyond the exercise date.

As described above, awards granted under the 2007 Plan may qualify as “performance-based compensation” under Section 162(m) of the tax code. To qualify, options and other awards must be granted under the 2007 Plan by a Committee of the Board consisting solely of two or more “outside directors” (as defined under Section 162 regulations) and satisfy the 2007 Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options and stock-settled SARs to qualify, the grant, issuance, vesting, or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in the 2007 Plan, as established and certified by a Committee consisting solely of two or more “outside directors.”

Effect of Section 16(b) of the Securities Exchange Act of 1934

The acquisition and disposition of common stock by officers, directors and more than 10% shareholders (referred to as insiders) pursuant to awards granted to them under the 2007 Plan may be subject to Section 16(b) of the Securities Exchange Act of 1934. Pursuant to Section 16(b), a purchase of common stock by an insider within six months before or after a sale of common stock by the insider could result in recovery by us of all or a portion of any amount by which the sale proceeds exceed the purchase price. Insiders are required to file reports of changes in beneficial ownership under Section 16(a) of the Securities Exchange Act of 1934 upon acquisitions and dispositions of shares. Rule 16b-3 provides an exemption from Section 16(b) liability for certain transactions pursuant to certain employee benefit plans. The 2007 Plan is designed to comply with Rule 16b-3.

New Plan Benefits

Because awards under the 2007 Plan are discretionary, benefits or amounts that will hereinafter be received by or allocated to our chief executive officer, the named executive officers, all current executive officers as a group, the non-executive directors as a group, and all employees who are not executive officers, are not presently determinable. No awards that are contingent upon obtaining stockholder approval of the Maximum Share Amendment have been made under the 2007 Plan.

Equity Compensation Plan Information

For information regarding equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance as of December 31, 2008, see “Executive Compensation – Equity Compensation Plan Information” above.

Required Vote

The approval of the amendment to the 2007 Stock Incentive Plan will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting with respect to such proposal. The Board of Directors is of the opinion that the Maximum Share Amendment is in the best interests of IRIS and its stockholders and recommends a vote for the approval of the Maximum Share Amendment. All proxies will be voted to approve the Maximum Share Amendment unless a contrary vote is indicated on the enclosed proxy card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2007 STOCK INCENTIVE PLAN.

PROPOSAL NO. 4

APPROVAL OF AMENDMENT TO

2007 STOCK INCENTIVE PLAN

(Maximum ISO Awards)

Proposal 4 is approval of an amendment to the IRIS International, Inc. 2007 Stock Incentive Plan (2007 Plan), to increase from 1,750,000 to 3,300,000 the number of shares of our common stock available for issuance pursuant to incentive stock options, or ISOs, granted under the 2007 Plan (ISO Amendment). The proposal to approve the ISO Amendment requires the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting with respect to such proposal. A copy of the text of the proposed amendment to the 2007 Plan that includes the ISO Amendment is attached to this proxy statement as Appendix A.

The Board of Directors desires the flexibility to award incentive stock options under the 2007 Plan, as ISO awards can provide valuable benefits to attract, retain and motivate Company employees. Presently, the Board can award ISOs for up to 1,750,000 shares, which is the maximum number of shares authorized for issuance pursuant to stock options under the 2007 Plan. If Proposal 3 is approved by stockholders at the Annual Meeting, then a maximum of 3,300,000 stock options will then be available for grant under the 2007 Plan. Accordingly, to ensure that we may continue to attract key employees through the use of incentive stock options, on April 10, 2009, the Board of Directors approved an amendment to the 2007 Plan to increase to 3,300,000 the number of shares available for issuance pursuant to incentive stock options granted thereunder. The ISO Amendment is subject to shareholder approval. If the ISO Amendment is not approved by shareholders, it will not be implemented in the form proposed. Furthermore, if Proposal 3 is not approved by shareholders, then the ISO Amendment will not be implemented.

Required Vote

The approval of the ISO Amendment will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting with respect to such proposal. The Board of Directors is of the opinion that the ISO Amendment is in the best interests of IRIS and its stockholders and recommends a vote for the approval of the ISO Amendment. All proxies will be voted to approve the ISO Amendment unless a contrary vote is indicated on the enclosed proxy card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ISO AMENDMENT.

OTHER PROPOSALS

We are not aware of any other business to be presented to the meeting and we do not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

2010 STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the 2010 annual meeting of stockholders for inclusion in our proxy statement and proxy form relating to such annual meeting must submit such proposal to us at our principal executive offices no later than December 30, 2009. In addition, in the event a stockholder proposal is not received by the IRIS by March 15, 2010, the proxy to be solicited by our Board of Directors for the 2010 annual meeting will confer discretionary authority on the holders of the Proxy to vote the shares if the proposal is presented at the 2010 annual meeting without any discussion of the proposal in the proxy statement for such meeting.

SEC rules and regulations provide that if the date of our 2010 annual meeting is advanced or delayed more than 30 days from first anniversary of the 2009 annual meeting, stockholder proposals intended to be included in the proxy materials for the 2010 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2010 annual meeting. If we determine that the date of the 2010 annual meeting will be advanced or delayed by more than 30 days from the first anniversary of the 2009 annual meeting, we will publicly disclose such change.

COMMUNICATIONS WITH DIRECTORS

You may communicate with the Chair of our Audit and Corporate Governance Committee or Compensation and Nominating Committee, or with our independent directors as a group, by writing to any such person or group, care of the Corporate Secretary of IRIS, at our principal executive offices, 9172 Eton Avenue Chatsworth, California 91311.

Communications are distributed to our Board of Directors, or to any individual director, depending on the facts and circumstances described in the communication. In that regard, our Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of our Board of Directors should be excluded including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any independent director upon request.

SOLICITATION OF PROXIES

We will bear the expense of soliciting proxies. Our directors, officers and other employees may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. We may also reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable charges and expenses in connection with the distribution of proxy materials.

ANNUAL REPORT

Our financial statements for the year ended December 31, 2008 are included in our 2008 Annual Report to Stockholders, which we are sending to our stockholders at the same time as this proxy statement. Our 2008 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, will be made available to shareholders without charge upon written request to our Corporate Secretary, at our principal executive offices, 9172 Eton Avenue Chatsworth, California 91311.

By Order of the Board of Directors

César M. García

Chairman of the Board

Chatsworth, California

April 13, 2009

PLEASE PROMPTLY VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. AT ANY TIME BEFORE A VOTE YOU MAY REVOKE YOUR PROXY BY (1) A LATER PROXY OR A WRITTEN NOTICE OF REVOCATION DELIVERED TO THE INSPECTOR OF ELECTIONS OR (2) ADVISING THE INSPECTOR OF ELECTIONS AT THE MEETING THAT YOU ELECT TO VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.

THE ANNUAL MEETING IS AT 10:00 AM ON MAY 22, 2009.

PLEASE RETURN YOUR PROXY IN TIME.

Appendix A

AMENDMENT NO. 1

TO

IRIS INTERNATIONAL, INC.

2007 STOCK INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the Iris International, Inc. 2007 Stock Incentive Plan (the “2007 Plan”) is effective as of May 22, 2009, by action of the Board of Directors of Iris International, Inc., a Delaware corporation (the “Company”). All undefined terms used herein shall have the meaning set forth in the 2007 Plan.

1.	Section 3(a) of the 2007 Plan is hereby amended and restated in its entirety to read as follows:

“(a)  Aggregate Limits.    Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be issued pursuant to Awards granted under the Plan is Three Million Three Hundred Thousand (3,300,000) Shares (the “Fungible Pool Limit”). The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares. Any Shares subject to an Award which for any reason expires or terminates unexercised or is not earned in full shall be added back to the Fungible Pool Limit and may again be made subject to an Award under the Plan. The following Shares shall not be added back to the Fungible Pool Limit and shall not again be made available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right, (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market with the exercise price proceeds received by the Company upon the exercise of an Award.”

2.	Section 3(c) of the 2007 Plan is hereby amended and restated in its entirety to read as follows:

“(c)  Code Limits.    The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 300,000. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 10, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate number of Shares issued pursuant to ISOs granted under the Plan shall not exceed Three Million Three Hundred Thousand (3,300,000) Shares, which limitation shall be subject to adjustment under Section 10 only to the extent that such adjustment is consistent with adjustments permitted of a plan authorizing ISOs under Section 422 of the Code.”

I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of the Company on April 10, 2009, and approved by the stockholders of the Company at a meeting held on May 22, 2009.

Executed as of May 22, 2009	IRIS INTERNATIONAL, INC.

	By:	/s/ César M. García
César M. García, Chief Executive Officer

DETACH HERE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF IRIS INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, MAY 22, 2009

The undersigned stockholder of IRIS International, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 13, 2009, and hereby appoints Mr. César García and Peter L. Donato, or either of them, proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IRIS International, Inc. to be held on Friday May 22, 2009 at 10:00 a.m., Pacific Time, at IRIS International’s corporate headquarters, located at 9172 Eton Avenue, Chatsworth, California and at any adjournment or postponement thereof, and to vote all shares of capital stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

[SEE REVERSE SIDE]        CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[BACK OF PROXY]

DETACH HERE

☒	Please mark

votes as in

this example

1.  PROPOSAL TO ELECT SEVEN (7) DIRECTORS.

Nominees:	THOMAS H. ADAMS, PH.D., STEVEN M. BESBECK, CÉSAR M. GARCÍA, MICHAEL D. MATTE,
RICHARD G. NADEAU, EDWARD F. VOBOBRIL AND STEPHEN E. WASSERMAN.

FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐	FOR ALL EXCEPT ☐ (See Instructions Below)

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write their name in the space provided above.)

2. PROPOSAL TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.  PROPOSAL TO APPROVE AN AMENDMENT TO THE IRIS INTERNATIONAL, INC. 2007 STOCK INCENTIVE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK THAT MAY BE ISSUED PURSUANT TO AWARDS GRANTED THEREUNDER FROM 1,750,000 TO 3,300,000 SHARES;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.  PROPOSAL TO APPROVE AN AMENDMENT TO THE IRIS INTERNATIONAL, INC. 2007 STOCK INCENTIVE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK THAT MAY BE ISSUED PURSUANT TO INCENTIVE STOCK OPTIONS GRANTED THEREUNDER FROM 1,750,000 TO 3,300,000 SHARES;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

The board of directors recommends that you vote “FOR” the election of each of the nominees in Proposal No. 1, “FOR” the ratification of BDO Seidman, LLP as the company’s independent registered public accounting firm, and “FOR” approval of the amendments to our 2007 Stock Incentive Plan. All proposals to be acted upon are proposals of the IRIS International, Inc. If any other business is properly presented at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the board of directors, this proxy shall be voted by the proxy holders in accordance with the recommendations of a majority of the board of directors. At the date this proxy statement went to press, we did not anticipate any other matters would be raised at the annual meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT              ☐

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING    ☐

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:                                               Date:                          Signature:                                               Date:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR ALL PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.